News Release

For Immediate Release

Media Contact:	Investor Contact:

Eric Smith	Shelly Hubbard
Phone: 901-573-9156	Phone: 612-518-5406
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Enters into Definitive Agreement to Acquire Simms Fishing Products

Simms to Anchor New Platform in the Fishing Category Within Vista Outdoor’s Outdoor Products Portfolio

Acquisition Strengthens Outdoor Products Segment with Ninth Power Brand, Adds Approximately $110 Million in Net Sales

ANOKA, Minn., July 27, 2022 — Vista Outdoor Inc. (NYSE: VSTO), a leading global designer, manufacturer and marketer of products in the outdoor sports and recreation markets, today announced the acquisition of Simms Fishing Products for a purchase price of $192.5 million. The gross purchase price includes a net present value of roughly $20 million in future tax benefits. Simms is a premium fishing brand and leading designer, marketer and manufacturer of waders, outerwear, footwear and technical apparel.

Headquartered in Bozeman, Mont., Simms was founded in 1980 and later acquired in 1993 by K.C. Walsh, its current Executive Chairman. Walsh’s initial vision for Simms was to create the most beloved brand in sport fishing that could marry his passion for fishing with his commitment to fisheries conservation. This vision has endured as Simms is now one of the most highly innovative fishing gear and apparel companies and a purpose-driven brand that resonates with consumers across the globe. The company’s products are used by more than 8,500 Simms-sponsored fishing professionals and are distributed through specialty retail stores, both domestically and internationally, and directly to consumers through simmsfishing.com. Fishing continues to be a popular and highly accessible activity, with more than 55 million fishing participants in the United States alone.

“Simms is the perfect fit for our diversified portfolio of leading, iconic outdoor brands,” said Chris Metz, Vista Outdoor CEO. “Simms broadens our core addressable market into the highly attractive fishing category with a premium, innovative brand with significant room for growth. Simms will be a central plank in our long-term growth strategy and will be the anchor of our new fishing platform within Outdoor Products. Fishing, particularly fly fishing where Simms has its roots, is a natural adjacency to our Outdoor Products business and Simms serves an enthusiast consumer demographic that has proven to be largely recession-resistant over time. With a beloved, household name brand like Simms leading the way, we believe that we can create a fishing platform that serves the 55 million+ anglers while delivering long-term growth and value for our shareholders for years to come.”

“Equally important, Simms is the right cultural fit for Vista Outdoor and our soon-to-be-formed Outdoor Products company. Expanding conservation and access to natural waters are a core mission for the leaders and employees of Simms, just as they are for Vista Outdoor. We share this passion for conserving the places where we hunt, fish, hike and recreate, and we look forward to applying this shared ethic to lands and waters across the globe. After the separation of Vista Outdoor’s Sporting and Outdoor Products segments, Simms will enable the Outdoor Products segment to become one of the largest, most diversified outdoor recreation companies in the industry,” concluded Metz.

The world’s best anglers wear Simms as they have developed the largest guide and ambassador network in the industry and a passionate following among enthusiast and professional anglers, which together drives brand awareness, consumer adoption and innovation across its brand and product categories. This success has enabled Simms to positively impact fisheries conservation through support for more than 30 conservation organizations and an unwavering commitment to keep anglers on the water for generations to come.

“Over the past 30 years, Simms Fishing Products has become the most exciting brand in sport fishing, driving product innovation with our award-winning apparel, outerwear, footwear, and accessories,” said Walsh. “Through our high-performance products, we encourage anglers to spend more time on the water—while advocating for healthy fisheries, responsible use, and clean water.

“We are thrilled to be joining the Vista Outdoor family of brands. It is hard to imagine a better partner for Simms. Vista Outdoor is committed to helping us build continued momentum through operational expertise, access to growth capital and their Supply Chain and Digital Centers of Excellence.

“The decision to locate the headquarters of the soon-to-be separated Outdoor Products segment in Bozeman made our decision even easier, as it will reinforce Simms’ made-in-Montana heritage and strong commitment to our local community. We are also closely aligned with the Vista Outdoor Foundation’s commitment to fish & wildlife conservation and their work with veterans groups. Joining Vista Outdoor is an exciting new era for Simms and very positive for our 170 Bozeman-based employees and the thousands of Simms retailers around the globe,” concluded Walsh.

Current Simms Chief Executive Officer Casey Sheahan will continue to lead day-to-day operations of Simms, and K.C. Walsh will continue as a strategic advisor and conservation and government affairs advocate. The current Simms management team and existing employee base also will remain in place.

Simms will be part of Vista Outdoor’s Outdoor Products segment and will be included in the new Outdoor Products Company upon the completion of the previously announced separation.

Details on the Proposed Transaction

Vista Outdoor has agreed to pay a gross purchase price of $192.5 million, subject to certain customary closing adjustments. The gross purchase price includes a net present value of roughly $20 million in future tax benefits. Simms grew net sales by a compound annual growth rate of approximately 15% from calendar year 2019 to 2021 and is expected to grow in excess of that in calendar year 2022. Vista Outdoor expects the transaction to be accretive to earnings, excluding transaction costs, transition costs and inventory step-up, in Fiscal Year 2024.

Vista Outdoor expects to finance this acquisition via an existing ABL credit facility. Vista Outdoor expects to close the transaction in the second fiscal quarter of FY 2023, subject to the receipt of regulatory approvals and other customary closing conditions. Following the closing of this transaction, Vista Outdoor’s leverage ratio is expected to be approximately 1.6 times, well within its target leverage ratio of one to two times. Vista Outdoor expects to de-lever to roughly 1.5 times by the end of the fiscal 2023. Furthermore, following the closing of this transaction, Vista Outdoor does not anticipate additional material acquisitions prior to the separation.

Robert W. Baird & Co. served as financial advisor and Perkins Coie LLP served as legal advisor to Simms Fishing Products.

Reed Smith LLP served as legal advisor to Vista Outdoor in connection with the transaction.

Additional Materials

For additional information about Simms and the definitive agreement, please view the Simms Fishing Presentation and the Simms Fishing Infographic by viewing http://investors.vistaoutdoor.com/event.

Vista Outdoor plans to report its first quarter fiscal year 2023 financial results on Wednesday, July 27, 2022, at 5:00 p.m. EDT, which is earlier than previously announced considering the dual announcements of the quarter.

In addition to the first quarter fiscal year 2023 results, which will be published on Vista Outdoor’s website, the company expects to discuss its outlook and financial guidance and may discuss matters of strategy during the earnings conference call which will be held on Thursday July 28, 2022, at 9:00 a.m. EDT, as previously communicated.

Please refer to our press release titled ‘Vista Outdoor to Release First Quarter Fiscal 2023 Financial Results’ for the earnings webcast and replay information.

About Simms Fishing

Since 1980, Simms Fishing has created products that inspire you to fish. We use our hands to craft groundbreaking gear that’s built to fish harder and go farther. Our products serve a higher purpose. Fishing is fishing, but more importantly, gear that performs at the highest level allows all anglers to embrace the overall fishing experience and all the unique nuances that occur before and after the catch. And as fishing has advanced, so too have we, into a state-of-the-art design and manufacturing hub, where innovators converge in Bozeman, Montana, to form a diverse, creative family. For more, visit www.simmsfishing.com.

About Vista Outdoor Inc.

Vista Outdoor (NYSE: VSTO) is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. We serve a broad and diverse range of consumers around the globe, including outdoor enthusiasts, golfers, cyclists, backyard grillers, campers, hunters, recreational shooters, athletes, as well as law enforcement and military professionals. Our reporting segments, Outdoor Products and Sporting Products, provide these consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. Our operating model leverages shared resources across brands to achieve levels of excellence and performance that would be out of reach for any one brand on its own. Brands include Remington Ammunition, Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fiber Energy Products, Bell Helmets, Camp Chef, Giro, QuietKat, Stone Glacier, Federal Ammunition and more. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit our website at www.vistaoutdoor.com.

Forward-Looking Statements

Some of the statements made and information contained in this report, excluding historical information, are "forward-looking statements," including those that discuss, among other things: our plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words "believe," "expect," "anticipate," "intend," "aim," "should" and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including the war in Ukraine and the imposition of sanctions on Russia, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; and risks related to our Planned Separation. You are cautioned not to place undue reliance on any forward-looking statements we make. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2022 and in the filings we make with Securities and Exchange Commission (the "SEC") from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

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